UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2013

ENVIVIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35205	94-3353255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Oyster Point Boulevard, Suite 325 South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 243-2700

(Registrant’s telephone number,

including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 11, 2013, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Envivio, Inc. (the “Company”) approved the following cash bonus payments to the Company’s executive officers under the Company’s Fiscal Year 2014 Bonus Plan (the “Bonus Plan”):

Name	Bonus Amount
Julien Signes, President & Chief Executive Officer	$63,954
Erik Miller, Chief Financial Officer	$36,154
Anne Lynch, Vice President of Human Resources	$29,260

The Committee applied its discretion in accordance with the terms of the Bonus Plan to award mid-year bonus payments based on the Company’s progress to date on its annual performance targets. Any remaining payouts under the Bonus Plan will be subject to the attainment of specified company performance targets as set forth in the Bonus Plan, including revenue, gross margin and operating expenses targets. Envivio does not disclose its future financial targets under the Bonus Plan because such information is an integral part of its business plan, and as such is highly confidential commercial and business information. Disclosing these targets would provide competitors and other third parties with insights into Envivio’s planning process and would therefore cause competitive harm. At the time of the adoption of the Bonus Plan, the Committee believed these targets were challenging but achievable based on its review of the Company’s operating plan and their assessment of the likelihood that this operating plan could be achieved. The target eligible annual bonus amounts that may be awarded under the Bonus Plan (including those amounts paid to date) are as follows:

Name	Total Annual Target Bonus Amount	Target as a % of Base Salary
Julien Signes, President & Chief Executive Officer	$145,350	51%
Erik Miller, Chief Financial Officer	$82,168	40%
Anne Lynch, Vice President of Human Resources	$66,500	35%

A minimum threshold must be exceeded for each financial component before any additional bonus payment will be made with respect to that component. In the event that the target metrics are surpassed, a participant in the Bonus Plan may be awarded a bonus payment up to a maximum of 200% of such participant’s target bonus payment. Participants in the Bonus Plan must remain employed through the date that a bonus is paid in order to qualify for a bonus payment. The Committee, in its sole discretion, retains the right to amend, supplement, supersede or cancel the Bonus Plan for any reason, and reserves the right to determine whether and when to pay out any bonus amounts, regardless of the achievement of the performance targets.

Item 8.01 Other Events.

Effective on September 11, 2013, Gianluca Rattazzi resigned from his role as Chairman of the Board, but remained serving as a director. On September 11, 2013, the Board appointed Terry Kramer to serve as the Chairman of the Board. As a result of his increased role as Chairman of the Board, Mr. Kramer’s annual board cash retainer was increased from $20,000 to $70,000. Mr. Kramer has served as a member of Envivio’s Board of Directors since May 2011 and has previously served in the role of Lead Independent Director for Envivio. In addition, Mr. Rattazzi’s annual retainer for service on the Board was adjusted to the standard annual cash retainer of $20,000 for service as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2013

ENVIVIO, INC.

By	/S/ Erik E. Miller
Erik E. Miller Chief Financial Officer (Principal Financial and Accounting Officer)